Exhibit 99.1

Distributed Energy Systems Corp.

10 Technology Drive

Wallingford, CT 06492

(NASDAQ: DESC)

Contact:

At the Company:

Peter J. Tallian

Chief Financial Officer

(203) 678-2148

DISTRIBUTED ENERGY REPORTS LOWER 2ND QUARTER RESULTS

WALLINGFORD, CT, August 8, 2007 – Distributed Energy Systems Corp. (NASDAQ: DESC), which creates and delivers products and solutions for the decentralized energy marketplace, today reported revenues of $6.8 million for the second quarter ended June 30, 2007, compared with $9.4 million reported in the same period of 2006. The company’s net loss was $10.3 million for this year’s second quarter, or $0.26 per share, compared with a net loss of $6.5 million, or $0.17 per share for the same period a year ago.

For the first six months of 2007, revenues were $15.3 million, with a net loss of $24.9 million, or $0.63 per share, compared to revenues of $17.0 million, and a net loss of $13.9 million or $0.36 per share for the comparable 2006 period.

Ambrose L. Schwallie, Distributed Energy Systems’ chief executive officer, said: “The previously announced initiatives to refocus on more attractive markets, such as oil and gas, wind systems and power electronics, which should improve our sales and margins over time, have yet to achieve their potential. In addition, we continued to work toward project completion, along with negotiations to disengage from legacy engineering, procurement and construction projects and service obligations which were uneconomic, and the costs associated with those activities had an additional unfavorable impact on our results.”

“At the same time,” Mr. Schwallie stated, “we saw continued progress on margins at Proton Energy Systems, which was again able to significantly cut operating losses during the quarter. That performance is more representative of our near-term goals and of the potential for improvement throughout the company, as we work toward achieving both an operational and financial turnaround.”

On June 1, 2007, Distributed Energy Systems closed on an initial $12.5 million loan by Perseus Partners VII, L.P., a private equity fund managed by Perseus, L.L.C., pursuant to a previously announced securities purchase agreement. In connection with the loan, the company executed a senior secured promissory note, bearing interest at a rate of 12.5% per annum, compounded quarterly and a warrant, exercisable for five years, giving Perseus the right to purchase up to 7,954,536 shares of common stock at an exercise price of $0.80 per share.

The company said the definitive transaction agreement contemplates a second $15 million investment by Perseus. Closing of the subsequent investment is subject to approval by the shareholders of Distributed Energy Systems at the Annual Meeting on August 21, 2007 and other closing conditions.

Proceeds from this investment will be used to repay in full the initial $12.5 million loan, including all accrued interest. Upon funding of this $15 million, the company will issue a 12.5% senior secured convertible promissory note, due on November 30, 2008, and a five-year warrant to purchase up to 34,989,629 shares of common stock at exercise prices ranging from $0.80 to $3.00 per share. The note will be convertible into shares of Distributed Energy Systems’ common stock at a conversion price of $1.20 per share, or 75% of the company’s market price, whichever is lower at the time Perseus makes the subsequent investment.

Further details of the company’s results through June 30, 2007 can be found in the Distributed Energy Systems Corp.’s Form 10-Q filed today. In addition, a conference call will take place on Wednesday, August 22, 2007, to discuss business prospects, along with the results of the shareholder vote, which will have been announced following the previous day’s Annual Meeting.

About Distributed Energy Systems Corp.

Distributed Energy Systems Corp. (NASDAQ: DESC) creates and delivers products and solutions to the emerging decentralized energy marketplace, giving users greater control over their energy cost, quality and reliability. The company delivers a combination of practical, ready-today energy solutions and the solid business platforms for capitalizing on the changing energy landscape. For more information visit http://www.distributed-energy.com.

This press release contains forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Statements contained herein concerning Distributed Energy Systems’ goals, future revenues and profitability, financial sustainability, and anticipated growth and other statements that are not statements of historical fact may be deemed to be forward-looking information. Without limiting the foregoing, words such as “anticipates”, “believes”, “could”, “expect”, “intend”, “may”, “might”, “should”, “will”, and “would” and other forms of these words or similar words are intended to identify forward-looking information. Distributed Energy Systems’ actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors. Distributed Energy Systems disclaims any obligation to update these forward-looking statements. Factors that could cause results to differ materially from those contained in Distributed Energy Systems’ forward-looking statements include, but are not limited to, our failure to perform contracts for customers profitably, or complete development of our products, the failure of our products to achieve commercial acceptance, our inability to expand our production facilities, manufacture our products at commercially acceptable costs or establish distribution relationships, the impact of competitive products, and other factors detailed in Distributed Energy Systems’ Form 10-Q for the three months ended June 30, 2007, and other filings Distributed Energy Systems may make from time to time with the SEC.

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Distributed Energy Systems Corp.

Financial Highlights

(Unaudited)

Income Statement Data:

	Quarter Ended June 30,
	2007	2006
Net revenue	$6,828,000	$9,412,000
Net cost of sales	8,655,000	9,322,000

Gross margin	(1,827,000)	90,000
Research and development	516,000	1,191,000
Restructuring costs	140,000	—
Selling, general and administrative [1]	7,219,000	5,724,000

Loss from operations	(9,702,000)	(6,825,000)
Interest (expense)/income, net and other	(587,000)	289,000

Net loss [1]	$(10,289,000)	$(6,536,000)

Loss per share, basic and diluted [1]	$(0.26)	$(0.17)
Weighted average shares outstanding	39,800,590	38,594,830

1. Includes SFAS 123(R) and non-cash stock compensation charges of $0.5 million or $0.01 per share and $0.9 million or $0.02 per share for the quarters ended June 30, 2007 and June 30, 2006, respectively. Additionally, the three months ended June 30, 2007 includes $0.1 million of non-cash charges associated with warrants issued as part of our Joint Venture with Morgan Stanley Wind LLC., as well as $1.2 million or $0.03 per share, of accelerated depreciation charges related to our Waitsfield VT facility.

	Six Months Ended June 30,
	2007	2006
Net revenue	$15,252,000	$17,050,000
Net cost of sales	17,446,000	16,516,000

Gross margin	(2,194,000)	534,000
Research and development	1,282,000	1,874,000
Restructuring costs	702,000	—
Selling, general and administrative [1]	20,293,000	13,100,000

Loss from operations	(24,471,000)	(14,440,000)
Interest (expense)/income, net and other	(447,000)	559,000

Net loss [1]	$(24,918,000)	$(13,881,000)

Loss per share, basic and diluted [1]	$(0.63)	$(0.36)
Weighted average shares outstanding	39,706,445	38,054,955

1. Includes SFAS 123(R) and non-cash stock compensation charges of $0.9 million or $0.02 per share and $3.2 million or $0.08 per share for the six months ended June 30, 2007 and June 30, 2006, respectively. Additionally, the six months ended June 30, 2007 includes $6.0 million or $0.15 per share, of non-cash charges associated with warrants issued as part of our Joint Venture with Morgan Stanley Wind LLC., as well as $2.4 million or $0.06 per share, of accelerated depreciation charges related to our Waitsfield VT facility.

Balance Sheet Data:

	June 30, 2007	December 31, 2006
Cash and marketable securities	$11,131,000	$18,168,000
Restricted cash (short and long term)	1,842,000	7,024,000
Accounts receivable, net	7,886,000	7,857,000
Fixed assets, net	19,454,000	22,740,000
Total assets	57,747,000	69,890,000
Accounts payable	4,430,000	6,100,000
Total current liabilities	22,551,000	14,814,000
Total long-term liabilities	3,284,000	8,336,000
Total stockholders’ equity	31,912,000	46,740,000
Total liabilities and stockholders’ equity	57,747,000	69,890,000